Dear Shareholders,

Our decision to focus our business around blockchain technologies in 2015 has proven to be a valid thesis with prescient timing, yet without the ability to secure sufficient capital in 2016, we were unable to realize the potential from this truly disruptive opportunity.

Recognizing that this opportunity is still in its infancy, we spent much of the past year focused on restructuring liabilities to improve our financial position as we seek out acquisition opportunities and execute on our plan to build a portfolio of digital assets. To this end, we successfully exchanged approximately $3.9 million of convertible notes and liquidated damages for fixed-price Series B preferred stock, entered a leak-out agreement with the former note holders, and raised $1 million to settle liabilities and provide working capital.

We have taken these steps because we believe the rise of digital tokens as a new asset class has created a tremendous opportunity for us to leverage our experience in the sector. One of our most significant assets in this regard is our seasoned team of industry leaders who are recognized for their deep relationships with key players in the space. Our team’s value is further enhanced by our ability to bridge the gap between public company experience and blockchain expertise, which we believe fills a major talent void in this burgeoning arena.

Over the past year, the price of Bitcoin surged more than 300%, while Ethereum has soared more than 2,000% in the last six months alone. These meteoric rises in value of blockchain technology-based digital assets, combined with the increasing involvement of major organizations, such as Goldman Sachs, JP Morgan, and others, demonstrably proves digital assets are now entering mainstream acceptance, shedding the negative perceptions that plagued them in the past.

This shift in acceptance can be seen in the recent successes of initial coin offerings. Block.one, a blockchain startup, raised $185 million in five days, breaking the previous record set just a few weeks earlier by Bancor, which raised nearly $150 million. In total, initial coin offerings raised more than $500 million in the first half of 2017.

Moving forward, subject to the completion of additional financing, we plan to create a portfolio of digital assets, through participation in initial coin offerings, strategic market purchases, and by resuming our transaction verification services business, through outsourced data centers. We are also keenly focused on the potential acquisition of target opportunities across the blockchain space.

We believe our track record of identifying opportunities within blockchain technologies speaks for itself. With your continued support, and the right forward-thinking financial partners, we hope to capitalize on these opportunities while the industry is still in its early days, maximizing the potential for long-term shareholder value improvement.

On behalf of our management team, I want to personally thank you for your continued support.

Sincerely,

Charles Allen

CEO and Chairman

www.btcs.com